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                                                                    EXHIBIT 3.11

                     JONDEX CORP. ARTICLES OF INCORPORATION
   (Composite including all amendments and restatements through July 31, 2002)

Article 1.    The name of the corporation shall be: JONDEX CORP.

Article 2.    The period of existence shall be: Perpetual.

Article 3. The purposes shall be to engage in any lawful activities authorized by Chapter 180 of Wisconsin Statutes.

Article 4. The aggregate number of shares which the corporation shall have authority to issue is 2,000 shares, consisting of one class only, designated common stock, without par value with the right of the Board of Directors to fix the value thereof.

Article 5. The preferences, limitations, designation, and relative rights of each class or series of stock are: None.

Article 6. The minimum amount of consideration for its shares to be received by the corporation before it shall commence business is $1,000.00

Article 7. Address of registered office is: 23000 Roundy Drive, Pewaukee, Wisconsin 53072.

Article 8.    Name of registered agent at such address is: Edward G. Kitz.

Article 9. The number of directors constituting the initial board of directors shall be: seven.

Article 10.   The name and address of incorporator is:

                   NAME                                   ADDRESS
                                                 (number, street and city)

                E.M. Dexter             241 North Broadway
                                        Milwaukee 2, Wisconsin

Article 11.   (other provisions) None